Exhibit 10.11

AMENDED AND RESTATED

UNITED ONLINE, INC.

SEVERANCE BENEFIT PLAN

AND

SUMMARY PLAN DESCRIPTION

Term of Plan:  January 1, 2007 — January 1, 2010

UNITED ONLINE, INC. SEVERANCE BENEFIT PLAN
AND
SUMMARY PLAN DESCRIPTION

I.              INTRODUCTION

United Online, Inc. (the “Company”) grants severance pay to terminated full-time employees only under limited circumstances.  The Company retains the right to amend, modify or terminate its severance pay policy at any time, in whole or part, and to determine employee eligibility for severance pay and the amount of severance pay at its sole discretion; provided, however, that this Plan may not be amended, modified or terminated within eighteen (18) months following the consummation of a Transaction (as defined below) with respect to eligible employees as of the Closing of a Transaction.

This Plan shall only apply to United Online, Inc., NetZero, Inc., Juno Online Services, Inc., Juno Internet Services, Inc., United Online Web Services, Inc., United Online Advertising Network, Inc., United Online Communications, Inc., Classmates Online, Inc., Classmates Media, Inc., Classmates International, Inc., and MyPoints.com, Inc.  It shall not apply to any other subsidiary, parent or affiliated company unless the Chief Executive Officer of United Online, Inc. so extends the application of this Plan in a written addendum hereto.   This Plan shall not apply to any covered subsidiary, including NetZero, Inc., Juno Online Services, Inc., Juno Internet Services, Inc., United Online Web Services, Inc., United Online Advertising Network, Inc., United Online Communications, Inc., Classmates Online, Inc., Classmates Media, Inc., Classmates International, Inc., and MyPoints.com, Inc. following the time such subsidiary ceases to be a direct or indirect wholly-owned subsidiary of United Online.

This Severance Benefit Plan (the “Plan”) supersedes all obligations, agreements or policies regarding severance pay, except such terms as are set forth in a written agreement signed by an authorized officer of the Company.  This Plan supplements any written agreements to provide all terms that are not expressly incorporated into the written agreement.  The purpose of severance pay is to provide economic help to compensate for periods of unemployment due to job loss from reduction in force.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is governed by ERISA.  This document constitutes both the official plan document and the required summary plan description under ERISA.

II.            ELIGIBILITY

    A.        Eligibility Criteria.

You generally are eligible for benefits under the Plan if you satisfy each of the following conditions:

1.             You are a full-time U.S. employee of United Online, Inc., NetZero, Inc., Juno Online Services, Inc., Juno Internet Services, Inc., United Online Web Services, Inc., United Online Advertising Network, Inc., United Online Communications, Inc., Classmates Online, Inc., Classmates Media, Inc., Classmates International, Inc. or MyPoints.com, Inc.

2.             You are either (i) notified during the term of the Plan (that is, the period commencing January 1, 2007 and ending January 1, 2010 or such other period as the Company may determine in its sole discretion) that, as a result of a reduction-in-force decision by Company that eliminates your position, your employment is terminated (“Layoff Termination”), or (ii) Involuntarily Terminated in connection with or within eighteen (18) months following a Change in Control or a Corporate Transaction (together referenced in this Plan as a “Transaction”).

For purposes of this Plan, “Involuntary Termination” or “Involuntarily Terminated” means the following:  (i) you are terminated by the Company or any successor to the Company for reasons other than misconduct (as defined below) within eighteen (18) months following a Transaction; or (ii) you voluntarily resign in connection with or following a Transaction that results in either (A) a reduction in your base salary from that provided by the Company immediately prior to the Transaction or (B) a relocation of your primary place of employment by more than fifty (50) miles; provided, however, that an Involuntary Termination occurs only if the change in salary or relocation is effected without your consent.

Unless otherwise determined by the Chief Executive Officer of United Online, Inc., these provisions shall only apply to a Change in Control or Corporate Transaction (as defined below) with respect to United Online, Inc.

For purposes of this Plan, “Change in Control” shall mean the event of a change in ownership or control of United Online, Inc. affected through either of the following transactions:

(i)            the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders, or

(ii)           a change in the composition of the Company’s Board of Directors (“Board”) over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

For purposes of this Plan, “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Company is a party:

(i)            a merger or consolidation in which the record and beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred, both beneficially and of record, to a person or persons different from the persons holding those securities immediately prior to such transaction (for example, it will not be a Corporate Transaction if following the transaction the Company is directly or indirectly (including through a parent or one or more subsidiaries) controlled by the person or persons who controlled 50% of the Company’s outstanding securities prior to such transaction), or

(ii)           the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

For purposes of this Plan, “Misconduct” means the (i) commission of any act of fraud, embezzlement or dishonesty, (ii) any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any Parent or Subsidiary), (iii) any intentional misconduct adversely affecting the business or affairs of the Company (or any parent or subsidiary of the Company), or (iv) failure to use reasonable efforts to follow reasonable directives or instructions of a manager or supervisor after written notice of such failure that specifies in detail the reasons for such failure and a chance to remedy such failure.

3.             In the event that no Transaction has occurred, you are not offered an alternate position with the Company within fifty (50) miles of either your residence or your most recent work place.

4.             You have signed a form of confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) with the Company, or with a predecessor of the Company, that covers the period of your employment with the Company (and/or with a predecessor of the Company).

5.             You have returned to the Company all Company documents created and received by you during your employment (electronic and paper) with the exception only of your personal copies of documents evidencing your hire, termination, compensation, benefits and stock options, and any other documents you have received as a shareholder of the Company or any parent or subsidiary of the Company.

6.             If you previously received an advance(s) for business travel and entertainment expenses, (i) you have properly completed and submitted an expense reimbursement form(s) and supporting receipts to your manager within fifteen (15) days after your Layoff Termination, (ii) your manager has approved your expenses, and (iii) you have repaid (via check payable to “United Online, Inc.”) any amount advanced but not used.

7.             You have met with your manager and: (i) you have transitioned your work and information concerning your work to your manager; and  (ii) you have provided your manager with all passwords and passcodes you have created for documents, email and electronic files that you created or used on Company’s computers and computer systems.

8.             You have returned to the Company all items of property received by you for your use during employment with the Company including, but not limited to, any laptops, computer equipment, software programs, cell phones, keys and passes, and credit and calling cards.

9.             You have signed the General Release of All Claims:

•                  a copy of which is attached as Exhibit 1 if you are under age forty (40), and you have signed that document within seven (7) days after you received it.

•                  a copy of which is attached as Exhibit 2 if you are age forty (40) or older, and you have signed that document within forty-five (45) days of the date you received it and you have not revoked it within seven (7) days after you have signed it.

10.           You are not in one of the excluded categories listed below.

    B.        Criteria for Exclusion from Eligibility.

You are not eligible for severance benefits under this Plan if any of the following apply:

1.             You are a temporary, leased or seasonal employee of United Online, Inc., NetZero, Inc., Juno Online Services, Inc., Juno Internet Services, Inc., United Online Web Services, Inc., United Online Advertising Network, Inc., United Online Communications, Inc., Classmates Online, Inc., Classmates Media, Inc., Classmates International, Inc. or MyPoints.com, Inc.

2.             You work for United Online, Inc., NetZero, Inc., Juno Online Services, Inc., Juno Internet Services, Inc., United Online Web Services, Inc., United Online Advertising Network, Inc., United Online Communications, Inc., Classmates Online, Inc., Classmates Media, Inc., Classmates International, Inc. or MyPoints.com, Inc. as an independent contractor, consultant, or agent under a written contract or purchase order or you are otherwise classified as such by the Company (whether or not such classification is upheld on governmental, judicial or other review.)

3.             You resign your employment with United Online, Inc., NetZero, Inc., Juno Online Services, Inc., Juno Internet Services, Inc., United Online Web Services, Inc., United Online Advertising Network, Inc., United Online Communications, Inc., Classmates Online, Inc., Classmates Media, Inc., Classmates International, Inc. or MyPoints.com, Inc. (other than a resignation constituting an Involuntary Termination as defined above).

4.             You terminate your employment prior to the date of termination set by the Company in its notice of termination (other than in instances involving Involuntary Termination).  Company has sole discretion to select your termination date in circumstances not involving an Involuntary Termination following a Transaction, and failure to work through the termination date may render you ineligible for severance benefits.  Vacation may be taken between the date you receive notice of termination and your termination date only with the prior written approval of senior management.

5.             You are terminated for reasons unrelated to an economically motivated reduction in force and under circumstances that do not constitute an Involuntary Termination.

6.             In situations other than an Involuntary Termination following a Transaction, you are terminated for unsatisfactory performance, negligence in performance of your duties, misconduct, or violation of a policy of the Company or any subsidiary of the Company.

7.             In situations other than an Involuntary Termination following a Transaction, you are dismissed prior to the effective date of your Layoff Termination for a reason other than your Layoff Termination (including, but not limited to, any reason such as unsatisfactory performance, violation of applicable company policy or procedures, insubordination, misconduct, or the unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary of the Company), whether or not you already received notice of your Layoff Termination that would otherwise qualify you for severance benefits under this Plan.

8.             In situations other than an Involuntary Termination following a Transaction, you are offered comparable employment by a company or entity that acquires, merges with, acquires some or all of the assets of, or otherwise carries on the business of the Company relating to your employment.  For purposes of this provision “comparable employment”

means employment within 50 miles of your prior employment site and at least 100% of your prior base pay.

9.             Your termination results from long-term or permanent disability that renders you unable to perform your essential job functions even with accommodation or your death.

10.           You are covered by any other written severance or separation pay plan or arrangement with the Company, or any subsidiary of the Company, or by an employment or other agreement with the Company or any subsidiary of the Company that provides for severance or separation pay/benefits in a lump sum or in installment payments following termination of your employment, including, but not limited to, the Juno Online Services, Inc. Key Employee Retention Policy, the Juno Online Services, Inc. Employee Separation Plan, the Juno Online Services, Inc. Transition Plan or the NetZero, Inc. Severance Benefit Plan.

11.           The Plan Administrator determines, in its sole discretion, that your receipt of severance benefits would not under the circumstances further the purposes of the Plan or would otherwise be inappropriate and not in the best interests of the Company, provided, however, that this provision shall not apply following a Transaction.

III.           HOW THE PLAN WORKS

    A.        Timing of Severance Benefits

If you meet the eligibility criteria of Section II and are eligible for benefits under the Plan, you will receive or will begin to receive your separation benefits as soon as administratively feasible, but no later than thirty (30) days after all conditions for receipt of benefits under this Plan have been satisfied.

    B.        Severance Benefits Guidelines

The benefit for which you are eligible under the Plan depends on your position, your base pay, your length of service, the type of termination, and whether you are entitled to receive prior notice of your termination under the terms of the Worker Adjustment and Retraining Notification Act (“WARN Act”).  No severance benefit will be paid to employees who fail to comply with or meet the eligibility conditions stated above, including, but not limited to, execution of a full Release in the form attached to this Plan.

The actual benefit for which you are eligible generally will be determined in accordance with the guidelines set forth below.

1.     Severance Benefit Guideline for Employees Not Entitled to WARN Act Notice:  If you are not entitled to advance notice of your termination pursuant to the provisions of the WARN Act, this section outlines your severance benefit guideline.

1(a)         For employees other than Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, the severance benefit shall depend on whether you are terminated in connection with, or within eighteen (18) months following, a Transaction as follows:  For termination not in connection with, or not within eighteen (18) months following a Transaction, the severance benefit for employees who are not entitled to prior notice of layoff under the WARN Act is one week’s base pay for each full $20,000 of annual base pay, and an additional one week’s base pay for each full six (6) month period of employment completed prior to termination up to a maximum of five (5) weeks of base pay.  For example, an employee with a $40,000 per year base salary who has been employed continuously for four years would be eligible for a severance benefit equal to seven (7) weeks of base pay.

1(b)         For a termination in connection with or within eighteen (18) months following a Transaction, the severance benefit for employees who are not entitled to prior notice of layoff under the WARN Act is one week’s base pay for each full $10,000 of annual base pay which the employee was receiving prior to the Transaction (or, if greater, the base pay such employee was receiving before the termination) and an additional one week’s base pay for each full six (6) month period of employment completed prior to termination up to five (5) weeks of base pay.  For example, an employee with a $40,000 per year base salary who has been employed continuously for four years would be eligible for a severance benefit equal to nine (9) weeks of base pay.

1(c)         The severance benefit amount for Executive Vice Presidents shall be one year of base pay.  The severance benefit amount for Senior Vice Presidents and Vice Presidents shall be six (6) months of base pay.  The amounts for Executive Vice Presidents, Senior Vice Presidents and Vice Presidents shall apply regardless of whether the termination is related to or following a Transaction.  Whether an employee is a Executive Vice President, Senior Vice President or Vice President will be based upon such employee’s title as of the date of termination or, if following a Transaction, the employee’s title immediately preceding the Transaction.  It shall be solely in Company’s discretion to change employees’ titles.

2.     Severance Benefit Guideline for Employees Entitled to Notice Under the WARN Act.  If you are entitled to prior notice of your termination pursuant to the provisions of the WARN Act, the severance benefit guideline is as follows:  The severance benefit amount is the greater of (a) the amount for which you would be eligible under section B1 above (if you had not been entitled to WARN Act notice) minus eight weeks’ base pay, or (b) one week’s base pay.  For example, the benefit guideline for a person who has been employed for five years with a base salary of $100,000 who is not terminated in connection with a Transaction would be two weeks’ base pay.  The benefit guideline for a person who has been employed for three years with a base salary of $60,000 would be one week’s base pay.

3.     Base Pay Amount.  For the purpose of the Severance Payment Benefit, “base pay” means your base salary or regular hourly wage rate in effect immediately prior to your receipt of written notice of your layoff termination, or in the case of a termination within 18 months following a Transaction, the greater of (i) your base salary or regular wage rate immediately prior to the Transaction, and (ii) your base salary or regular wage rate at the time of notice of termination.  Base Pay will be calculated based on the average number of hours you were scheduled to work each week during the last six (6) months of your employment.  For example, the base pay of an employee earning $15 per hour and working an average of 30 hours per week would be $450 per week. “Base Pay” does not include variable forms of compensation such as, but not limited to, overtime, shift differentials, bonuses, incentive compensation, commissions, expenses or expense allowances.

4.     Payment of Benefits.  If you are eligible for severance pay benefits, the severance amount will be paid as follows:  If you are not terminated within 18 months following a Transaction, your severance benefit will be paid in bi-weekly or semi-monthly installments based on the time periods set by the Employer.  If your termination occurs within 18 months following a Transaction, you will be paid in one lump sum within one week following return of your release and expiration of any applicable revocation period (if you are 40 or over, you will receive the lump sum within two weeks following return of your signed release so long as you do not revoke the release).  The Severance Payment Benefit will be subject to legally required tax withholdings and all other applicable payroll deductions.  Such withholdings and deductions may not include 401k Plan contributions or other elective benefit and benefit plan contributions as participation in such benefits and plans terminate upon termination of employment.

5.     Administrator Discretion.  The Plan Administrator may, as it deems appropriate and in its sole discretion, authorize severance benefits in an amount different from that set forth in the Severance Benefit Guidelines.  Under certain circumstances, the Plan Administrator may, in its sole discretion, waive or modify, with respect to one or more employees or classes of employees, the eligibility requirements for severance benefits or modify the amount of severance benefits.  The foregoing shall not apply in connection with, or following, a Transaction.

6.     Miscellaneous.  Regardless of whether you meet the eligibility criteria of Section II and are eligible for benefits under the Plan, you will be subject to the following rights and obligations in connection with your Layoff Termination:

•                  In your final paycheck, you will receive a lump sum payment for your salary or wages through your termination date, and all your accrued but unused vacation.

•                  As of the effective date of your Layoff Termination, you will cease participation in all employee benefits and benefits Company makes available to its employees, in accordance with the terms and conditions of such benefits and benefit plans.

•                  In accordance with COBRA, you and/or your eligible dependents may elect temporary continuation coverage under the Company’s group health benefit plans (medical, dental and/or vision), provided that you timely elect such coverage and you timely pay the full amount of premiums due.  In connection with your layoff termination, you and your eligible dependents will be provided with COBRA election forms and a notice that describes your rights to, and the terms and conditions of, temporary continuation coverage under COBRA.  These documents will be provided separately.

•                  During the limited post-termination period and pursuant to the procedures specified in your stock option agreement(s), you may purchase those stock options that vested on or prior to the effective date of your Layoff Termination.

•                  You will receive information describing unemployment insurance benefits separately.

IV.           OTHER IMPORTANT INFORMATION

    A.        Plan Administration.  As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for benefits under the Plan, the amount of benefits (if any) payable per participant, and to interpret terms of the Plan, provided, however, that the Plan Administrator shall not have discretion to change the severance amount or payment terms following a Transaction.  The Plan Administrator may delegate any or all of its administrative duties to Company personnel.  Any such delegation will carry with it the full discretionary authority of the Plan Administrator to carry out the delegated duties.  Any determination by the Plan Administrator or its delegate will be final and conclusive upon all persons.  The Company, as the Plan Administrator, will indemnify and hold harmless any person to whom it delegates its responsibilities; provided, however, such person does not act with gross negligence or willful misconduct.  The Company hereby delegates the duties of the Plan Administrator to the Company’s Chief Executive Officer or his designee.

    B.        Benefits.  All benefits will be paid from the general assets of the Company.  The Company is not required to and will not establish a trust to fund the Plan.  The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program.  The payment of benefits under this Plan does not increase the benefits due to you under any other benefit plan or Company policy.

    C.        Claims Procedure.

1.             Application for Benefits.  If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety (90) days the effective date of your Layoff Termination.

2.             Denial of Application for Benefits.  In the event that your application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by you, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.  This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial ninety (90) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  You will then be permitted to appeal the denial in accordance with the review procedure described below.

3.             Request for Review.  If your application for benefits is denied (or deemed denied), in whole or in part, you (or your authorized representative) may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied).  The Plan Administrator will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.  A request for a review shall be in writing.  A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you feel are pertinent.  The Plan Administrator may require you to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

4.             Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days) for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to you within the initial sixty (60) day period.  The Plan Administrator will give prompt, written notice of its decision to you.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by you, the specific reasons for the decision and the Plan provisions upon which the decision is based.  If written notice of the Plan Administrator’s decision is not given to you within the time prescribed in this subsection (4), the application will be deemed denied on review.

5.             Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until: (i) you have submitted a written application for benefits in accordance with the procedures described by Section IV.C.1., above;  (ii) you have been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period);  (iii) you have filed a written request for a review of the application in accordance with the appeal procedure described in Section IV.C.3., above;  and (iv) you have been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section IV.C.4., above).

    D.        Plan Terms.  This Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to eligible employees of this Plan, except such terms as are set forth in a written agreement signed by an authorized officer of the Company or any subsidiary of the Company.  This policy supplements any written agreements to provide all terms that are not expressly set forth in the written agreement.

    E.         Plan Amendment or Termination.  The Company reserves the right to change, suspend or discontinue all or any part of this Plan at any time and shall do so in writing signed by the Chief Executive Officer of the Company, provided, however, that the Plan may not be amended, modified or terminated within eighteen months following the consummation of a Transaction with respect to eligible employees under the Plan as of the closing of the Transaction.  Other than during the eighteen (18) month period following a Transaction with respect to eligible employees as of the closing of a Transaction, provisions of the Plan are intended to serve as mere guidelines for the payment of benefits under certain prescribed circumstances and are not intended to provide any employee with a vested right to benefits.  Accordingly, any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.  This Plan terminates by its own terms when all benefits hereunder have been paid.

    F.         Taxes and Other Payroll Deductions.  Company will withhold taxes and all other applicable payroll deductions from any Severance Payment Benefit made under this Plan.  The Company may also offset from any Severance Payment Benefit any amounts owed to the Company.

    G.        No Right to Employment.  No provision of this Plan is intended to provide you or any other employee with any right to continue employment with Company or otherwise affect the right of the Company, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason, without cause.

V.            STATEMENT OF ERISA RIGHTS

As a participant in the United Online, Inc. Severance Benefit Plan (the “Plan”), you are entitled to certain rights and protections under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

1.               Examine, without charge, at the Plan Administrator’s office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor, such as plan descriptions.

2.               Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan.  The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interest of the Company’s employees who are covered by the Plan.

No one, including your employer or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a benefit under this Plan is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan Administrator review and reconsider your claim.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for a benefit under this Plan that is denied or ignored, in whole or in part, you may file suit in a federal or a state court.  If it should happen that the Plan fiduciaries misuse the Plan’s assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful in your lawsuit, the court may order the party you have sued to pay your legal costs, including attorney fees.  However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your local telephone directory or contact the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

ADDITIONAL PLAN INFORMATION

Plan Sponsor:	United Online, Inc.

Plan Name:	The United Online, Inc. Severance Benefit Plan

Employer Identification Number	77-0575839

Plan Number:	5 01

Plan Year:	January 1, 2007 through January 1, 2010

Plan Administrator:	United Online, Inc.
21301 Burbank Blvd.
Woodland Hills, CA 91367
Telephone: (818) 287-3000

Direct Inquiries to:	Plan Administrator
c/o General Counsel
United Online, Inc.
21301 Burbank Blvd.
Woodland Hills, CA 91367
Telephone: (818) 287-3000

Agent for Service of Legal Process:	Plan Administrator or
United Online’s Executive Vice President and
General Counsel

Type of Plan:	Severance Plan / Employee Welfare Benefit Plan

Plan Costs:	The cost of the plan is paid by United Online, Inc.